Mark Griffin, Investors mark.griffin@alliancebernstein.com	Jennifer Casey, Media jennifer.casey@alliancebernstein.com

AllianceBernstein Announces Appointments of Bertram Scott and Nella Domenici to its Board of Directors

NEW YORK, September 23, 2020 -- AllianceBernstein L.P. ("AB") and AllianceBernstein Holding L.P. ("AB Holding") today announced that the firm has added two new independent Directors to its Board of Directors this year. Bertram Scott has joined the AB Board as of September 23, 2020. He will sit on the Compensation and Workplace Practices Committee. Nella Domenici joined the AB Board in January 2020 and sits on the Audit and Risk Committee.

"I am pleased to announce Bert’s and Nella’s recent appointments and I am confident that they will bring the requisite perspective to advance our business and culture," said Seth Bernstein, President & Chief Executive Officer of AllianceBernstein.

Mr. Scott brings to the Board strong strategic and operational expertise acquired through the variety of executive roles and experience as a board member of public companies. He is currently a member of the Board of Directors of Becton, Dickinson and Company and Lowe’s Companies, Inc. Mr. Scott also has been a Director of Equitable America since May 2012 and was appointed a Director of Equitable Holdings in March 2019.

Mr. Scott has held numerous senior leadership roles throughout the course of his career within the insurance, finance and healthcare industries, including most recently until his retirement in May 2019 as Senior Vice President of population health of Novant Health, Inc. He previously served as President and Chief Executive Officer of Affinity Health Plan; President, U.S. Commercial at CIGNA Corporation; and President and Chief Executive Officer of TIAA-CREF Life Insurance Company.

Ms. Domenici brings to the Board seasoned business acumen and extensive global experience in strategic financial management, corporate strategy and operations. She is the Chief Financial Officer of Dataminr, a leading artificial intelligence company that detects emerging risks from publicly available information. Prior, Ms. Domenici served as Chief Financial Officer and a member of the Operating Committee at Bridgewater Associates, a global leader in institutional portfolio management and the world’s largest hedge fund. Ms. Domenici has also held senior strategic and financial positions at other prominent companies, including Citadel Investment Group, Credit Suisse and the Monitor Consulting Group. She serves on the board of Change Healthcare, where she is on the Audit and Compliance Committee.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2020, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.5% of AllianceBernstein and Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.